Greenfield Farms Food, Inc. Announces New 100% Grassfed Beef Bratwurst Product

Jul. 12, 2011 (Marketwire) --

OAKBORO, NC -- (Marketwire) -- 07/12/11 -- Greenfield Farms Food, Inc. (OTCQB: GRAS) (OTCBB: GRAS), announced the availability of its new 100% grassfed beef Bratwurst product line. President and CEO Larry Moore said, "These new spice enhanced products provides us with an expanded product line beyond our standard cuts of beef and ground beef programs. Additionally it provides us with more shelf placements creating greater exposure for our brand with consumers in the grocery stores." The company will begin shipping its fresh and frozen product line to grocery stores on July 18, 2011.

About Greenfield Farms Food, Inc.

Greenfield Farms Food, Inc. (GFF) is a consumer and wholesale driven producer of grassfed beef focused on delivering its product to major retail grocery chains throughout the country. The Company and its collective group of producers represent over 2,500 acres in pasture under management and approximately 2,000 heads of cattle. The company is a recognized producer of grassfed beef by the USDA-Food Safety and Inspection Service and is approved to carry the designation "Grassfed Beef" on all product labeling. The company operates a cold storage and distribution facility in Oakboro, NC.

Forward-Looking Statements

Statements regarding financial matters in this press release other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such proclamations about the Company's future expectations, including future revenues and earnings, technology effectiveness and all other forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results.

Contact:
For Investor Relations:
Larry C. Moore
704-485-2245

Source: Marketwire (July 12, 2011 - 6:15 PM EDT)

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